                                                                    Exhibit 11.1

                                  Voxware, Inc.
                  Statements re: Computation of Loss Per Share
                  Three Months Ended December 31, 1997 and 1996
                      (In thousands, except per share data)

                                                           Three Months Ended         Six Months Ended
                                                              December 31,              December 31,
                                                         ----------------------    ----------------------
                                                           1997          1996        1997          1996
                                                         --------      --------    --------      --------
                                                               (unaudited)              (unaudited)
Net loss                                                 $   (940)     $ (2,409)   $  (2,111)    $  (4,741)
                                                         --------      --------    ---------     ---------

Basic and diluted weighted average common
  and common equivalent shares outstanding:
     Common stock                                          12,780        11,228       12,664        10,185
     Common stock options and warrants(1)                    --              41         --              85

Total basic and diluted weighted average
     common and common equivalent shares
                                                         --------      --------    ---------     ---------
     outstanding                                           12,780        11,269       12,664        10,270
                                                         --------      --------    ---------     ---------

                                                         --------      --------    ---------     ---------
Loss per share                                           $  (0.07)     $  (0.21)   $   (0.17)    $   (0.46)
                                                         ========      ========    =========     =========

(1) Pursuant to the requirements of the Securities and Exchange Commission, stock, stock options and warrants issued by the Company during the twelve months immediately preceding the initial public offering have been included in computing loss per share as if they were outstanding for all periods prior to the initial public offering using the treasury stock method, even though their effect is anti-dilutive.